Exhibit 99.2
USANA Health Sciences, Inc.	April 21, 2020

Q1 2020 Management Commentary, Results and Outlook

●	Global manufacturing and distribution remain fully operational.
●	Continued consumer demand and a successful promotion combine to generate $266.6 million in net sales during the quarter.
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Company is following guidelines from government and health officials, to keep employees safe, including a work-from-home strategy for most employees and additional safety precautions for manufacturing and distribution employees.

●	Associates pivot to continue holding meetings and selling virtually/on-line.
●	Updated 2020 outlook reflects impact of a stronger U.S. dollar and continued uncertainty surrounding COVID-19.

Overview

USANA’s first quarter operating results were modestly better than internal expectations due to underlying consumer demand for our high-quality health products as well as a successful promotion offered during the quarter.  During the quarter, we modified our business operations in each of our markets, in light of the COVID-19 pandemic, to ensure the health, wellness and safety of our employees, Associates and customers around the world.  While these business modifications, and COVID-19 in general, negatively impacted our first quarter results, they did not do so until later in the quarter.  Consequently, we expect the COVID-19 pandemic, and the world-wide efforts to slow its spread, to have a larger impact on our business in the second quarter and throughout the remainder of the year.  Although this unprecedented environment has created challenges for our business, our team has responded with solutions and we remain committed to continuing to provide our customers with the high-quality health and wellness products they’ve come to trust.  We are also committed to being socially responsible as a corporate leader in each of our markets and, to that end, will continue to do our part in staving off the spread of COVID-19.  Before providing a review of the quarter, we will address several key items regarding our modified business operation, specifically: (i) our work-from-home strategy; (ii) the continuity of our manufacturing and distribution operations; (iii) the ability and willingness of our Associates to adapt to virtual meetings and sales activity; and (iv) our updated outlook.

During the first quarter, we successfully implemented a work-from-home plan for all non-manufacturing and non-distribution employees in each of our markets to comply with guidelines from government and health officials.  While the majority of our management, administrative and office employees are employed at our facilities in Salt Lake City, Utah, and Beijing, China, our employees in each of our 24 markets have also done their part to work efficiently and productively from home.

Importantly, our manufacturing facilities in the U.S. and China remain fully operational to date and we have not experienced any meaningful disruption to our world-wide supply chain.  Additionally, nutritional supplements and health foods have been designated critical/essential infrastructure in the U.S. and, as such, we have continued to actively manufacture and distribute our products in our markets around the world.  While our manufacturing and distribution employees continue to work on site, they are following additional health and safety guidelines.  While we have always maintained high standards for safety and sanitation in manufacturing, we have raised those standards with additional measures — including body temperature monitoring, social distancing, and mandatory use of face masks — that are now recommended by government health agencies.  Moreover, in virtually all of our markets, we have temporarily closed product will-call centers and are instead offering curbside delivery and subsidized shipping to customers.

While many of our Associates have transitioned over the last several years to doing business online through social media, person-to-person and face-to-face selling is still an important part of our business and direct selling in general.  Consequently, as a result of the social distancing and stay-at-home orders put in place across all of our markets, our Associates have also been required to modify their business practices to allow them to conduct the entirety of their business virtually. Our employee sales teams in each market, including executives, general managers and sales employees, have also made themselves available day and night to assist our Associates in their efforts.  Our information technology team has also stepped up to support our Associates, including by making conference calling platforms available, extending the capacity of those platforms, providing additional support on our back-office systems and applications, and otherwise.

Although our entire team of employees and Associates have stepped up to provide solutions to these challenges, the social distancing, shelter-at-home and other efforts to reduce the spread of COVID-19 began to affect our momentum and operating results late in the first quarter. For instance, we chose to cancel several significant in-person Associate events and incentive trips during the first quarter and have either cancelled upcoming events or changed them to virtual events.  Consequently, we expect the COVID-19 pandemic to further impact our results in the second quarter and continue to do so throughout the remainder of the year.  The extent of the disruption to our business in each of our markets going forward is difficult to estimate and will depend on many factors, many of which are outside of our control.  We will, however, actively continue working to safeguard against additional disruptions to our business, particularly through strategic efforts to sure up (i) raw material procurement; (ii) manufacturing; (iii) distribution; (iv) selling; (v) operating cash flows and liquidity; (vi) Associate engagement and activity; and (vii) employee support and engagement.

Our initial outlook for fiscal 2020 reflected a wider than typical range for top- and bottom-line performance given our lack of visibility at the time into a number of factors, including the outbreak of COVID-19 in Mainland China, the extension of the Chinese New Year in China as a result of the outbreak, and other factors.  At that time, we did not fully appreciate the magnitude of COVID-19, including (i) that it would become a pandemic and rapidly spread to each of our markets outside of Mainland China, (ii) the health and economic consequences related to its world-wide spread, and (iii) the related health and economic measures that would be required around the world to reduce its spread and severity.  Consequently, we now expect the COVID-19 pandemic, and the measures that are being taken to combat it, to have a more meaningful impact on our global operating results for fiscal 2020.

Additionally, changes in foreign currency exchange rates, specifically the strengthening of the U.S. dollar, were more significant than originally projected in our initial guidance for fiscal 2020.  Based on forecasted exchange rates at that time, we anticipated only a modest impact from currency for fiscal 2020.  As measured from our initial financial guidance, we now expect an unfavorable foreign currency impact on net sales of approximately $25 million for the year.  In addition to negatively influencing net sales, a stronger U.S. dollar also compresses operating margin performance through lower relative gross margin and higher relative selling, general and administrative expense.  As a result, we are also updating our outlook to reflect our estimate of currency exchange rates, continued uncertainty surrounding the COVID-19 pandemic, and efforts to manage spending in line with expected sales performance.  We remain committed to providing transparency on our business and will provide updates as the year progresses.

As we keep a long-term perspective, we remain confident in the strength of USANA’s business, the importance of our products for health and wellness, and the resilience and adaptability of our Associates.  We are pleased to offer world-class health products to our customers at a time when so many are focused on improving their overall health and fully believe USANA’s business will emerge from these unprecedented times stronger than it was before.

Q1 2020 Results

Consolidated Results
Net Sales	$266.6 million	● -2.3% vs. prior-year quarter ● +0.1% constant currency vs. prior-year quarter ● -$6.6 million fx impact, or -2.4%
Diluted EPS	$1.23	● +21.8% vs. prior-year quarter ● Diluted shares of 21.6 million, -9.9%
Active Customers	573,000	● -2.2% vs. prior-year quarter
Cash & Equivalents	$194.1 million

Balance Sheet

During the quarter, the Company repurchased approximately 785,000 shares of common stock for a total of $57 million.  As of March 28, 2020, there was approximately $73 million remaining under the current share repurchase authorization.  The Company ended the quarter with $194.1 million in cash and cash equivalents and no debt.  While the Company expects to continue to fund its business with cash from operations, following the end of the first quarter, the Company drew $60 million on its line of credit to ensure availability of additional liquidity under its credit facility.  Additionally, to further enhance its financial flexibility in the short-term, the Company has temporarily suspended its share repurchase program and is taking steps to align spending with sales performance and defer non-essential capital investments.

Quarterly Income Statement Discussion

Gross margins decreased 50 basis points from the prior year to 82.7% of net sales.  This decrease can primarily be attributed to: (i) favorable benefits due to recognition of capitalized inventory variances in the first quarter of 2019, and (ii) higher net production conversion costs in the current year quarter.

Associate Incentives decreased 140 basis points from the prior year to 43.5% of net sales.  The decrease in Associate Incentives can primarily be attributed to price adjustments as well as lower relative sales in markets where Associate incentives run at a higher rate compared to other markets.

Selling, General and Administrative Expense decreased $4.1 million compared to the prior year.  In relative terms, SG&A expense decreased 90 basis points from the prior year to 24.6% of net sales, due to (i) lower advertising costs, and (ii) decreased event costs.

The effective tax rate improved to 32.2% compared to 33.4% in the prior year quarter.  This improvement is due primarily to increased earnings before income taxes in the U.S. allowing for greater foreign tax credit utilization.

Inventory decreased to $60.6 million, compared to $68.9 million at 2019 year end.  The decrease in inventory is primarily due to efforts undertaken by management in fiscal 2019 to improve global inventory management.  Inventory is anticipated to increase meaningfully in the second quarter as the operations group focuses on strategically building safety stock of nutritional supplements.

Regional Financial Results

Asia Pacific Region
Net Sales	$215.6 million	● -2.4% vs. prior-year quarter ● Constant currency net sales: +0.5% ● 80.9% of consolidated net sales ● -$6.4 million fx impact, or -2.9%
Active Customers	449,000	● -2.2% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$131.4 million	● -8.8% vs. prior-year quarter ● Constant currency net sales: -6.3%
Active Customers	277,000	● -8.9% vs. prior-year quarter ● -4.5% sequentially
North Asia
Net Sales	$27.3 million	● +22.6% vs. prior-year quarter ● Constant currency net sales: +29.5%
Active Customers	57,000	● +29.5% vs. prior-year quarter ● +1.8% sequentially
Southeast Asia Pacific
Net Sales	$56.9 million	● +4.4% vs. prior-year quarter ● Constant currency net sales: +6.5%
Active Customers	115,000	● +3.6% vs. prior-year quarter ● +1.8% sequentially

Greater China:  Mainland China experienced the largest impact from COVID-19 during the quarter.  Notably, following an extended Chinese New Year, our manufacturing facility remained operational while our office employees continued to work remotely.  The majority of our employees have now returned to the office.  Although COVID-19 created a challenging operating environment, a successful promotion in Mainland China contributed an estimated $11 million to net sales in the current year quarter.

North Asia:  Growth in this region continues to be driven by Korea, where Active customers grew by 31.0% and where local currency net sales increased by 31.2% year-over-year.

Southeast Asia Pacific:  Malaysia and Indonesia were the primary growth contributors with local currency sales increasing 40.5% and 43.5%, respectively.

Americas and Europe Region
Net Sales	$51.0 million	● -2.1% vs. prior-year quarter ● Constant currency net sales: -1.6% ● 19.1% of consolidated net sales
Active Customers	124,000	● -2.4% vs. prior-year quarter ● -2.4% sequentially

Americas and Europe Region: Q1 2020 Net Sales of $51.0 million, 19.1% of Consolidated Net Sales

The decrease in net sales in the Americas and Europe region is due largely to a decline in Active Customers and sales in Mexico.

Outlook and 2020 Operating Strategy

The Company is updating its consolidated net sales and earnings per share outlook for fiscal year 2020.

Fiscal Year 2020 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$1.00 - $1.08 billion	$1.03 - $1.13 billion
Diluted EPS	$4.00 - $4.90	$4.10 - $4.90

The Company’s updated outlook for the year reflects:

●	A wider than typical range for top- and bottom-line performance given continued uncertainty surrounding the COVID-19 pandemic;

●	An unfavorable currency exchange rate impact on net sales of approximately $25 million from previously issued guidance;

●	An estimated operating margin of between 12.5% and 14.0%;

●	An effective tax rate of 32.0%;

●	An annualized diluted share count of 21.1 million;

●	A sequentially softer second quarter, followed by a stronger back-half of 2020;

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Fiscal 2020 is a 53-week year and includes one additional week of sales compared to fiscal 2019.  Prior to fiscal 2020, the last 53-week year was in fiscal 2014.  The Company estimates this additional week will contribute about 1.8% to net sales growth.

During these unprecedented times, we remain focused on what we can control.  Our priorities remain the health and safety of our employees and customers, preserving financial flexibility, maintaining discipline, and serving communities where possible.  We will continue to operate with a long-term mindset in order to best position ourselves for the future.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; and risks associated with the internal investigation into BabyCare’s operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com
Media contact:	Dan Macuga
Public Relations
801-954-7280